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                                                       EXHIBIT 21
                                                       Page 1 of 1


             NAME AND STATE OF INCORPORATION OF SUBSIDIARIES
                   OF NORFOLK SOUTHERN RAILWAY COMPANY
                           AS OF MARCH 1, 1997


Airforce Pipeline, Inc., North Carolina
Alabama Great Southern Railroad Company, The; Alabama
Atlantic and East Carolina Railway Company, North Carolina
Camp Lejeune Railroad Company, North Carolina
Central of Georgia Railroad Company, Georgia
Chesapeake Western Railway, Virginia
Cincinnati, New Orleans and Texas Pacific Railway Company, The; Ohio Citico Realty Company, Virginia
Georgia Southern and Florida Railway Company, Georgia
High Point, Randleman, Asheboro and Southern Railroad Company, North
  Carolina
Interstate Railroad Company, Virginia
Lamberts Point Barge Company, Inc., Virginia
Memphis and Charleston Railway Company, Mississippi
Mobile and Birmingham Railroad Company, Alabama
Norfolk and Portsmouth Belt Line Railroad Company, Virginia
Norfolk and Western Railway Company, Virginia
North Carolina Midland Railroad Company, The; North Carolina
Rail Investment Company, Delaware
Shenandoah-Virginia Corporation, Virginia
South Western Rail Road Company, The; Georgia
Southern Rail Terminals, Inc., Georgia
Southern Rail Terminals of North Carolina, Inc., North Carolina
Southern Region Coal Transport, Inc., Alabama
Southern Region Materials Supply, Inc., Georgia
Southern Region Motor Transport, Inc., Georgia
State University Railroad Company, North Carolina
Tennessee, Alabama & Georgia Railway Company, Delaware
Tennessee Railway Company, Tennessee
Virginia and Southwestern Railway Company, Virginia
Yadkin Railroad Company, North Carolina





NOTE: Of the above subsidiaries, each of which is more than 50% owned, only Norfolk and Western Railway Company meets the Commission's "significant subsidiary" test on an individual basis.